Exhibit 99.1

Investor Contact: Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES ANNOUNCES COMMON

AND PREFERRED STOCK DIVIDENDS

CHATTANOOGA, Tenn. (February 27, 2009) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that its Board of Directors has declared a quarterly dividend for the Company's Common Stock of $0.37 per share for the quarter ending March 31, 2009. As part of the Company’s continuing focus on maximizing liquidity, the Board has determined to pay this dividend in a combination of cash and shares of the Company’s common stock. The Company intends that the cash component of the dividend will not exceed 40% of the aggregate dividend amount. The dividend is payable on April 15, 2009, to shareholders of record as of March 13, 2009.

“Today’s decision reflects the priority of the Board and the Company to create additional liquidity and further strengthen CBL’s balance sheet,” said Charles B. Lebovitz, chairman and chief executive officer of CBL & Associates Properties, Inc. “When combined with the dividend reduction effected in the fourth quarter 2008, this new dividend policy if adopted for all of 2009 will allow the Company to retain an estimated $150.0 million of cash.”

Lebovitz added, “With senior management owning more than 20% of the Company in a combination of common shares and units, we stand shoulder to shoulder with CBL’s common stock investors. John Foy, Stephen Lebovitz, and I will receive the same proportion of cash and shares for all shares under our control as will be paid to common stockholders.”

Pursuant to IRS Revenue Procedure 2009-15, shareholders may elect to receive payment of the dividend all in cash or all in common shares. Shareholders who do not make an election will be deemed to have elected to receive their dividend in cash. To the extent that cash elections are received with respect to more than 40% of the aggregate dividend amount, the cash portion will be prorated among shareholders electing to receive cash. Common shares included in the dividend will be valued at their volume weighted average trading price on the New York Stock Exchange on April 6, April 7, and April 8, 2009. The Company expects the dividend to be fully taxable to its shareholders and reserves the right to pay the dividend entirely in cash.

An information letter and election form will be mailed to shareholders of record promptly after March 13, 2009. The properly completed election form to receive cash or common shares must be received by CBL’s transfer agent prior to 5:00 p.m. (EST) on April 3, 2009. If your shares are held through a bank, broker or nominee, and you have questions regarding the dividend; please contact such bank, broker or nominee. Registered stockholders with questions regarding the dividend may call CBL’s transfer agent, Computershare Trust Company, N.A., at (800) 568-3476.

The Board also declared a quarterly cash dividend of $0.484375 per depositary share for the quarter ending March 31, 2009, for the Company's 7.75% Series C Cumulative Redeemable Preferred Stock. The dividend, which equates to an annual dividend payment of $1.9375 per depositary share, is payable on March 30, 2009, to shareholders of record as of March 16, 2009.

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CBL Announces Common and Preferred Dividends

February 27, 2009

The Board also declared a quarterly cash dividend of $0.4609375 per depositary share for the quarter ending December 31, 2008, for the Company's 7.375% Series D Cumulative Redeemable Preferred Stock. The dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on March 30, 2009, to shareholders of record as of March 16, 2009.

About CBL & Associates Properties, Inc.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 158 properties, including 87 regional malls/open-air centers. The properties are located in 27 states and total 85.8 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has seven projects under construction totaling 2.9 million square feet including Settlers Ridge in Pittsburgh, PA; The Pavilion at Port Orange in Port Orange, FL; Hammock Landing in West Melbourne, FL; The Promenade in D’Iberville, MS; two lifestyle/associated centers, and one expansion. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas, TX, and St. Louis, MO. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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